                                               Filed Pursuant to Rule 424(b)(1)
                                               Registration No. 333-44421

PROSPECTUS SUPPLEMENT

(To Prospectus dated January 30, 1998)

                                 642,232 Shares

                                K N Energy, Inc.
                                  Common Stock

                            ------------------------

     Cabot Specialty Chemicals, Inc. (the "Selling Stockholder") is offering 642,232 shares of common stock, par value $5.00 per share (the "Common Stock"), of K N Energy, Inc. for sale from time to time on the New York Stock Exchange in ordinary brokerage transactions through Merrill Lynch, Pierce, Fenner & Smith Incorporated, at a commission of $.035 per share sold.

     At April 3, 1998, a total of 44,687,207 shares of Common Stock were issued and outstanding. After giving effect to the sale of all 642,232 shares being offered hereby, the Selling Stockholder will own 2,347,954 shares of Common Stock (representing 5.3% of the shares outstanding as of April 3, 1998).

                            ------------------------

            The date of this Prospectus Supplement is April 7, 1998.

PROSPECTUS

                                 792,232 Shares

                                K N Energy, Inc.
                                  Common Stock

                            ------------------------

     This Prospectus relates to an aggregate of 792,232 shares of common stock, par value $5.00 per share (the "Common Stock"), of K N Energy, Inc. "K N" or the "Company") held by its largest stockholder, Cabot Specialty Chemicals, Inc. (the "Selling Stockholder"). See information under the heading "Selling Stockholder." The Common Stock will be offered in amounts, at prices and on terms to be determined in light of market conditions at the time of sale and set forth in a supplement to this Prospectus (a "Prospectus Supplement").

     The Common Stock may be sold directly by the Selling Stockholder to investors, through agents designated from time to time or to or through underwriters or dealers. See "Plan of Distribution". If any agents of the Selling Stockholder or any underwriters are involved in the sale of any Common Stock in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts will be set forth in a Prospectus Supplement. The Company will not receive any of the proceeds from the sale of any Common Stock by the Selling Stockholder. See "Use of Proceeds."

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     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "KNE."

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  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

 THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF THE COMMON STOCK UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

January 30, 1998

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis and Retrieval System. The Web site can be accessed at http://www.sec.gov. In addition, reports, proxy statements and other information concerning the Company can be inspected at the NYSE, 20 Broad Street, New York, New York 10005, on which exchange the Common Stock is listed.

     This Prospectus constitutes a part of three Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provision of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-6446) pursuant to the Exchange Act are incorporated by reference and made a part hereof:

          (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended by Amendment No. 1 thereto;

          (b) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1997;

          (c) the Company's Current Reports on Form 8-K dated January 28 and 29, and October 27, 1997 and January 5 and 16, 1998; and

          (d) the description of the shares of Preferred Share Purchase Rights and Common Stock contained in the Company's Registration Statements on Form 8-A.

     All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the Securities pursuant hereto, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the documents referred to above which have been incorporated by reference in this Prospectus (other than) exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to the office of the Vice President and Treasurer. K N Energy, Inc., 370 Van Gordon Street, P.O. Box 281304, Lakewood, Colorado 80228-8304, telephone number (303) 989-1740.

                                K N ENERGY, INC.

     K N Energy is an integrated energy services provider whose operations include the gathering, processing, transportation and storage of natural gas and the marketing of natural gas and natural gas liquids. The Company also markets innovative products and services, such as the Simple Choice(sm) menu of products and call center services designed for residential consumers, utilities, and small businesses through its 50% owned en-able(sm), LLC affiliate.

     K N was incorporated under the laws of the State of Kansas in 1927. The address of its principal executive offices is 370 Van Gordon Street, P.O. Box 281304, Lakewood, Colorado 80228-8304 and its telephone number is (303) 989-1740.

     Additional information concerning the Company and its subsidiaries is included in the Company reports and other documents incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Certain Documents by Reference."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of any Common Stock by the Selling Stockholder.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     K N is currently authorized by its Restated Articles of Incorporation, as amended (the "K N Charter") to issue 50,000,000 shares of Common Stock, of which 32,024,557 were outstanding on December 31, 1997; 200,000 shares of Class A Preferred Stock, no par value ("Class A Preferred Stock",) of which 70,000 shares were outstanding as Class A $5.00 Cumulative Preferred Stock on such date; and 2,000,000 shares of Class B Preferred Stock, no par value ("Class B Preferred Stock"), none of which were outstanding on such date.

     The Board of Directors of K N is authorized by the K N Charter to provide, without further stockholder action, for the issuance of one or more series of Class A Preferred Stock and Class B Preferred Stock. The Board of Directors has the power to fix various terms with respect to each such series, including voting power, designations, preferences, dividend rates, conversion and exchange provisions, redemption provisions and, in the case of the Class B Preferred Stock, the amounts which holders are entitled to receive upon any liquidation, dissolution or winding up of K N. Class A Preferred Stock and Class B Preferred Stock will rank prior to the Common Stock with respect to both dividends and distribution of assets on liquidation, dissolution or winding up of K N.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class A Preferred Stock of each series shall be entitled to receive in full out of the assets of K N the sum of $100 per share of Class A Preferred Stock, plus any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class A Preferred Stock. K N may, at the option of the Board of Directors, redeem the whole or any part of the Class A Preferred Stock, or of any series thereof at any time or from time to time within the period during which such stock is, according to the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, redeemable, by paying the redemption price thereof, including any arrearages in dividends thereon to the date fixed for redemption. The Class A $5.00 Cumulative Preferred Stock is redeemable, in whole or in part, at the option of K N at any time, or from time to time, at the price of

$105 per share plus accrued and unpaid dividends. This series has no sinking fund requirements. Holders of shares of Class A $5.00 Cumulative Preferred Stock are entitled to receive, when and as declared by the Board of Directors of K N, cumulative preferential cash dividends at the annual rate of $5.00 per share prior to the payment of any dividends or other distributions on (or purchase or redemption of) the Class B Preferred Stock or the Common Stock.

     In the event of any liquidation, dissolution or winding up of K N, whether voluntary or involuntary, the holders of shares of Class B Preferred Stock of each series shall be entitled to receive, subject to the prior rights of the holders of shares of Class A Preferred Stock, the full preferential amount fixed by the K N Charter, or the resolutions of the Board of Directors providing for the issue thereof, including any arrearages in dividends thereon to the date fixed for the payment in liquidation, before any distribution shall be made to the holders of shares of any stock junior to the Class B Preferred Stock. Dividends may not be declared or paid or set apart for payment on any series of Class B Preferred Stock, unless there shall be no arrearages in dividends on any series of Class A Preferred Stock entitled to cumulative dividends for any past dividend period and dividends in full for the current dividend period have been paid or declared or set aside for payment on all Class A Preferred Stock.

     In addition, the holders of the Class A Preferred Stock then outstanding have the right to vote separately as a class with respect to (i) certain amendments to the K N Charter or the By-Laws of K N which adversely affect the voting powers, rights or preferences of the holders of shares of Class A Preferred Stock, (ii) the creation of any class of stock or any security convertible into or exchangeable for or evidencing the right to purchase any stock ranking prior to or on a parity with, either as to dividends or upon liquidation, the Class A Preferred Stock, or (iii) certain mergers or consolidations of K N with or into any other corporation. For such actions to be taken by K N, including increasing the authorized amount of any class of stock ranking prior to the Class A Preferred Stock, the affirmative vote of the holders of at least 50% of the shares of the Class A Preferred Stock then outstanding would be required. The affirmative vote of at least 50% of the shares of any series of Class A Preferred Stock then outstanding is required for K N to amend the K N Charter or resolutions of the Board of Directors of K N providing for the issue of such series of Class A Preferred Stock so as to affect adversely the powers, preferences or rights of holders of Class A Preferred Stock of such series. The holders of Class B Preferred Stock then outstanding also have the right to a separate vote regarding (a) the events described in the first sentence of this paragraph with regard to such Class B Preferred Stock, requiring the affirmative vote of at least 50% of the shares of Class B Preferred Stock then outstanding, and (b) amendments to the K N Charter, or to resolutions, of K N's Board of Directors providing for the issue of any series of Class B Preferred Stock so as to affect adversely the powers, preferences or rights of the holders of such series, requiring the affirmative vote of at least 50% of the shares of such series then outstanding.

     If dividends are in arrears on the shares of any series of Class A Preferred Stock to which the following provisions are made applicable pursuant to the K N Charter or resolutions of K N's Board of Directors providing for the issue of any such series (i) in an aggregate amount equal to three but less than six full quarterly dividends, then the holders of the shares of all such series of Class A Preferred Stock have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-third of K N's Board of Directors or (ii) in an aggregate amount equal to six full quarterly dividends, then such holders have the exclusive right, voting separately as a class and without regard to series, to elect directors constituting one-half of K N's Board of Directors plus one additional director, in each case until all arrearages in dividends and dividends in full for the current quarterly period have been paid on or declared and set aside for payment on the shares of such series. These provisions are applicable to the Class A $5.00 Cumulative Preferred Stock. The holders of any outstanding Class B Preferred Stock would have the right to elect directors of K N similar to the Class A $5.00 Cumulative Preferred Stock in the event of nondeclaration of dividends, for the periods described above, on the Class B Preferred Stock if the holders of the Class A $5.00 Cumulative Preferred Stock are not then entitled to elect directors as described above.

     All outstanding shares of Common Stock are, and any shares of Common Stock newly issued under any Prospectus Supplement will be, validly issued, fully paid and nonassessable. Holders of K N Common Stock and Class A $5.00 Cumulative Preferred Stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Common Stock, Class A Preferred Stock and Class B Preferred Stock have no preemptive rights to subscribe for or purchase any additional securities issued by K N. Subject to the preferential rights of the holders of the Class A Preferred Stock and Class B Preferred Stock, the holders of Common Stock are entitled to receive any dividends which may be declared by the Board of Directors out of funds legally available therefor and to share pro rata in the net assets of K N upon liquidation, dissolution or winding up. Shares of Common Stock have no cumulative voting rights or redemption, sinking fund or conversion privileges.

ANTI-TAKEOVER MATTERS

     Charter and By-laws. Certain provisions of the K N Charter and the By-Laws of K N could have the effect of preventing a change in control of K N in certain situations. These provisions generally provide for (a) the classification of the Board of Directors of K N into three classes of as nearly an equal number as possible, having staggered terms of three years each; (b) the removal of directors only for cause or by unanimous vote of the remaining members of the Board of Directors; (c) the filling of any vacancy on the Board of Directors by the remaining directors then in office; (d) the limitation of the number of directors to a minimum of nine and a maximum of 15, with the exact number to be determined by the Board of Directors; (e) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provisions under (a), (b) and (d) above to two-thirds of the outstanding voting securities of K N; (f) the requirement that certain business combinations or transactions involving K N and any beneficial owner of more than 5% of the outstanding voting securities of K N be approved by holders of at least two-thirds of the outstanding voting securities of K N, including those held by such beneficial owner, unless the business combination or transaction is (I) approved by the Board of Directors before such beneficial owner became a holder of more than 5% of K N's outstanding voting securities or (II) approved by sufficient members of the Board of Directors to constitute a majority of the members of the full Board of Directors in office prior to the time such beneficial owner became a holder of more than 5% of K N's voting securities, or
(III) with an entity of which a majority of the outstanding shares of voting securities is owned by K N and its subsidiaries; (g) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (f) above to two-thirds or more of the then outstanding shares of voting securities of K N; (h) the requirement that certain business combinations or transactions involving K N and any beneficial owner of 10% or more of the outstanding voting securities of K N be approved by holders of at least 80% of the outstanding voting securities of K N, including those held by such beneficial owner, unless (I) the business combination or transaction is approved by three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10 percent or more of K N's voting securities or (II) certain conditions relating generally to the fairness of the price to be received by stockholders of K N in such business combination or transaction are satisfied; (i) increasing the stockholder vote required to amend, repeal or adopt any provision inconsistent with the foregoing provision under (h) above to 80% or more of the outstanding voting securities of K N unless approved by an affirmative vote of three-fourths of the Board of Directors then in office who are not associated with or related to anyone who beneficially owns, and do not themselves own, 10% or more of K N's voting securities; (j) certain procedural requirements for stockholder nominations to the Board of Directors; and (k) the requirement that special meetings of stockholders may only be called by stockholders owning 51% or more of the outstanding voting securities of K N, by a majority of the Board of Directors, the Chairman of the Board of Directors or the President of K N.

     Shareholder Rights Plan. On August 17, 1995, the Board of Directors of K N declared a dividend of one preferred share purchase right (a "Right") with respect to each outstanding share of Common Stock held of record on September 15, 1995 or issued thereafter and prior to the date the Rights become exercisable. Until the Rights become exercisable, they will be evidenced by certificates for shares of Common Stock and will automatically trade with the Common Stock. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradable. The full terms of the Rights are set forth in the Rights Agreement dated as of August 21, 1995 (the "Rights Agreement"), between the Company and The Bank of New York, as Rights Agent, a copy of which is filed as an exhibit to the Registration Statement.

     Each Right entitles the holder thereof to purchase from the company one one-thousandth of a share of Class B Junior Participating Series Preferred Stock, without par value (the "Preferred Shares"), for a price of $80 per one one-thousandth of a Preferred Share (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon the earlier of (i) ten business days following a public announcement that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding voting shares of the Company or (ii) ten business days following the commencement or announcement of an intention to commence a tender or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding voting shares of the Company. The Rights will expire on the later of September 15, 2005 or the third anniversary of the date on which the Rights became exercisable (the "Final Expiration Date"), unless the Final Expiration Date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

     If a person or group were to acquire 20% or more of the voting shares of the Company, each Right then outstanding (other than Rights beneficially owned by the acquiring person, which would become null and void) would become a right to buy that number of shares of Common Stock (or, under certain circumstances, the equivalent number of one one-thousandths of a Preferred Share) that at the time of such acquisition would have a market value of two times the Purchase Price of the Right. If the Company were acquired in a merger or other business combination transaction or more than 50% of its consolidated assets or earning power were sold, proper provision will be made so that holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the Purchase Price of the Right.

     At any time after the acquisition by a person or group of beneficial ownership of 20% or more of the outstanding voting shares of the Company and before the acquisition by a person or group of 50% or more of the outstanding voting shares of the Company, the Board of Directors may, at its option, issue shares of Common Stock (or Preferred Shares) in mandatory redemption of, and in exchange for, all or part of the then outstanding and exercisable Rights (other than Rights owned by such person or group, which would become null and void) at an exchange ratio of one share of Common Stock (or one one-thousandth of a Preferred Share) for each Right, subject to adjustment. In addition, the Company is entitled to redeem all of the outstanding Rights at a price of $0.01 per Right at any time prior to the first public announcement that a person or group has become the beneficial owner of 2% or more of the outstanding voting shares of the Company.

     Until a Right is exercised, the holder thereof, as such, has no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

KANSAS BUSINESS COMBINATION ACT

     K N is subject to Sections 17-12,100 et seq. of the Kansas Statutes Annotated (the "K.S.A."), which imposes a three-year moratorium on business combinations between a Kansas corporation and an "interested stockholder" (in general, a stockholder owning 15% of more of a corporation's outstanding voting stock) or an affiliate or associate thereof unless (a) prior to an interested stockholder becoming such, the board of directors of the corporation has approved either the business combination or the transaction by which the interested stockholder became such; (b) upon consummation of the transaction resulting in an interested stockholder becoming such, the interested stockholder owns 85% of the voting stock that was outstanding at the time the transaction commenced (excluding, from the calculation of outstanding shares, shares beneficially owned by management, directors and certain employees stock plans; or (c) on or after the date an interested stockholder becomes such, the business combination is approved by (i) the Board of Directors and (ii) the affirmative vote of the holders of at least 66 2/3% of the outstanding shares (other than those shares beneficially owned by the interested stockholder) at a meeting of stockholders.

KANSAS CONTROL SHARE ACQUISITIONS ACT

     K N is also subject to Sections 17-1286 et seq. of the K.S.A. (the "Kansas Control Share Acquisitions Act"), which applies to public corporations incorporated in Kansas that have certain other connections with the state. The Kansas Control Share Acquisitions Act relates principally to the acquisition of "control shares" in such a corporation. Under the Kansas Control Share Acquisitions Act, a control share acquisition is one that, except for the operation of the Act, would raise the acquiring person's voting power in the election of directors of the subject corporation to or above any of three thresholds: one-fifth or more but less than one-third or all voting power; one-third or more but less than a majority of all voting power; and at least a majority of all voting power. Whenever a control share acquisition occurs, the acquiring person has no voting rights with respect to those shares unless both a majority of all outstanding shares and a majority of all such shares excluding all "interested shares" (in general, shares beneficially controlled by the acquiring person or any officer or inside director of the subject corporation) approve the acquisition. If the control shares are accorded voting rights, then dissenters' rights are available under the Kansas Control Share Acquisitions Act to stockholders who did not vote in favor of the control share acquisition and who comply with certain prescribed procedures. If the stockholders vote not to accord voting rights to the control shares, however, then the issuing corporation has a 60-day option to redeem all such shares at market value.

OTHER MATTERS

     The Bank of New York serves as registrar and transfer agent for the Common Stock and for the Class A $5.00 Cumulative Preferred Stock.

                              SELLING STOCKHOLDER

     The Selling Stockholder is a Delaware corporation wholly owned by Cabot Corporation ("Cabot") having its principal office in Boston, Massachusetts. On July 13, 1994, K N acquired American Oil and Gas Corporation ("AOG") in a stock-for-stock merger (the "Merger") accounted for as a pooling of interests. Cabot was the largest stockholder of AOG prior to the Merger, owning approximately 34.4% of the outstanding shares of common stock of AOG at the time of the Merger plus warrants to purchase approximately an additional 5.3% of such shares. Beginning in June 1997, Cabot made capital contributions of all of its shares of Common Stock to the Selling Stockholder.

     Cabot acquired its interest in AOG in 1989 when it sold its Texas gas pipeline business to AOG. In connection with that transaction, Cabot and AOG entered into a Standstill and Registration Rights Agreement, which, among other things, entitled Cabot to three representatives on the board of directors of AOG. At the time of the Merger, two nominees of Cabot were among AOG's eight directors. Such Standstill and Registration Rights Agreement ceased to have effect upon consummation of the Merger. Also in connection with the 1989 transaction, Cabot and AOG agreed to a liability sharing arrangement primarily covering certain contingent liabilities and potential gas contract losses of the acquired business. Pursuant to this liability sharing arrangement, Cabot and AOG agreed to bear an equal amount of such liabilities up to $20 million each; Cabot agreed to be solely responsible for these liabilities above that amount. All matters pertaining to the liability sharing arrangement with Cabot were settled in April 1997, and all final payments required thereby have been made. The Company's final liability under the liability sharing arrangement with Cabot was $5.6 million, which was previously recorded in connection with the acquisition of AOG.

     AOG has asserted certain claims related to environmental matters against Cabot under acquisition agreements related to assets previously owned by Cabot or one or more of its subsidiaries (including assets acquired by AOG in the 1989 transaction referred to above and assets acquired by AOG from another company which had previously purchased them from Cabot or one or more of its subsidiaries). In January 1998, K N and Cabot agreed to submit such claims to binding arbitration.

     Before its acquisition of AOG, K N had no material relationship with Cabot or the Selling Stockholder. Pursuant to its merger agreement with AOG, at the time of the Merger K N elected a designee of Cabot, John G. L. Cabot, as a non-voting advisory director of K N, and agreed that for so long as Cabot continued to own beneficially at least 10% of K N's voting Securities, Cabot would have the right to designate one such advisory director. In addition, it was agreed that if Cabot's beneficial ownership in K N was reduced below 10% but continued over 5%, then the Board of Directors of K N would appoint Cabot's advisory director as a full director with voting rights, and Cabot will be entitled to have one designee for election to the Board of Directors of K N. In April 1996, R. Gordon Shearer replaced John G. L. Cabot as Cabot's advisory director, and in August 1996, when Cabot's beneficial ownership of K N voting stock fell below 10%, Mr. Shearer was elected a director of K N. Mr. Shearer resigned as a director in December 1997.

     The following table sets forth the number of shares of Common Stock owned by the Selling Stockholder, the number of such shares being offered for sale by it, the number of such shares to be owned by the Selling Stockholder after such sale and the percentage of ownership of the outstanding shares of Common Stock as of December 31, 1997 represented by the holdings of the Selling Stockholder after such sale:

                                     PERCENT OF
                        SHARES TO    CLASS TO BE
 SHARES      SHARES      BE OWNED       OWNED
  OWNED    BEING SOLD   AFTER SALE   AFTER SALE
---------  ----------   ----------   -----------
2,990,186   792,232     2,197,954       6.9%

     The Prospectus Supplement relating to any Securities being offered by the Selling Stockholder sets forth the number of shares of Common Stock being offered for its account as well as the number of such shares and the percentage of the outstanding Common Stock to be owned by the Selling Stockholder after completion of the offering.

     The Company will bear all of the expenses allocable to any Securities sold for the Selling Stockholder's account, excluding any selling discounts or commissions allocable to such Securities, fees and disbursements of counsel for the Selling Stockholder and any stock transfer taxes payable by reason of any such sale.

     This Prospectus is not the exclusive means for resale of any Common Stock of the Selling Stockholder registered hereunder. For example, the Selling Stockholder may also sell Common Stock owned by it pursuant to Rule 144 under the Securities Act. There can be no assurance that the Selling Stockholder will sell any or all of its Common Stock offered hereunder.

                              PLAN OF DISTRIBUTION

GENERAL

     The Selling Stockholder may sell Common Stock to or through underwriters or dealers, and also may sell Common Stock directly to other purchasers or through agents.

     The distribution of the Common Stock may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If so indicated in the Prospectus Supplement, the Selling Stockholder may sell Common Stock on the NYSE or in the over-the-counter market, by methods that include block trades, exchange or secondary distributions in accordance with NYSE rules and ordinary brokerage transactions.

     In connection with the sale of Common Stock, underwriters may receive compensation from the Selling Stockholder or purchasers of Common Stock for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any discounts or commissions received by them from the Selling Stockholder and any profit on the resale of Common Stock by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter will be identified, and any such compensation received from the Selling Stockholder, as the case may be, will be described, in the Prospectus Supplement.

     Under agreements which may be entered into by the Company or the Selling Stockholder, underwriters, dealers and agents who participate in the distribution of Common Stock may be entitled to indemnification by the Company or the Selling Stockholder, as the case may be, against or contribution toward certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the Common Stock will be passed upon for the Company by Martha B. Wyrsch, General Counsel of K N, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable Prospectus Supplement. As of January 29, 1998, Ms. Wyrsch owned 2,553 shares of Common Stock and held options to purchase an additional 32,299 shares of Common Stock. Certain legal matters will be passed upon for the Selling Stockholder by counsel named in the applicable Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements of K N Energy, Inc. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to its Annual Report on Form 10-K for the year ended December 31, 1996, as amended, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of MidCon Corp. and subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement by reference to the Current Report on Form 8-K filed with the Commission on January 16, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.